CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED JUNE 30, 2009

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HONOLULU, HAWAII, August 12, 2009 -- Barnwell Industries, Inc. (NYSE Amex: BRN) today reported a net loss of $3,235,000 ($0.39 per share - diluted) and a net loss of $19,808,000 ($2.40 per share – diluted) for the three and nine months ended June 30, 2009, respectively, as compared to net earnings of $3,533,000 ($0.42 per share - diluted) and $8,537,000 ($1.01 per share – diluted) for the three and nine months ended June 30, 2008, respectively. The Company recorded a non-cash reduction in the carrying value of oil and natural gas properties of $3,000,000, net of income taxes, in the quarter ended June 30, 2009.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “The net losses for the three and nine months ended June 30, 2009 were principally due to non-cash reductions in the carrying value of oil and natural gas properties of $3,000,000 and $18,556,000, both net of income taxes, respectively, due to the application of the ceiling test mandated by the Securities and Exchange Commission (“SEC”) for oil and natural gas companies that follow the full cost method of accounting. The June 30, 2009 ceiling value of Barnwell’s reserves was calculated based upon market prices on that date, adjusted for market differentials, of $2.64 for natural gas, $60.02 for oil and $40.39 for natural gas liquids. These reductions in the carrying value of oil and natural gas properties have no effect on the Company’s oil and natural gas reserve volumes or production rates, nor any impacts on liquidity or compliance with our banking agreements. Furthermore, the ceiling value does not necessarily reflect the true fair value of the underlying oil and natural gas reserves as it is based on prices at a single point in time. The SEC recently revised its rules regarding the calculation of the full cost ceiling to require the use of 12-month average prices rather than quarter-end prices. These new rules will be effective for our fiscal year 2010 year-end reporting. Had these new rules been effective during fiscal 2009, the Company would not have recognized a reduction of the carrying value of oil and natural gas properties.

“The net losses for the three and nine months ended June 30, 2009 were also attributable to lower oil and natural gas revenues. For the three months ended June 30, 2009, oil and natural gas liquids prices decreased 56% and 68%, respectively, and natural gas prices decreased 67%. For the nine months ended June 30, 2009, oil and natural gas liquids prices decreased 53% and 59%, respectively, and natural gas prices decreased 46%. Additionally, net earnings for the prior year’s nine months ended June 30, 2008 also included a deferred tax benefit of $909,000 due to reductions in Canadian tax rates, and there was no such benefit in this year’s nine months.

“The Company has implemented steps to reduce general and administrative expenses by eliminating positions and instituting compensation reductions for management and staff with executive management salaries being reduced by an average of 20%. Partially as a result of these cut backs and other steps we have taken, the Company’s general and administrative expenses decreased $2,107,000, 50%, and $4,403,000, 42%, in the three and nine months ended June 30, 2009, respectively.

“Although the Company continues to have challenges due to the ongoing global downturn in economic conditions, with the significant reductions in general and administrative expenses and the Company’s strong balance sheet, we believe we have taken the steps necessary to prepare the Company for the current economic climate.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the year ended September 30, 2008 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.

COMPARATIVE OPERATING RESULTS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues	$ 7,468,000	$ 20,356,000	$ 24,561,000	$ 50,323,000

Net (loss) earnings	$ (3,235,000)	$ 3,533,000	$(19,808,000)	$ 8,537,000

Net (loss) earnings
per share – basic	$ (0.39)	$ 0.43	$ (2.40)	$ 1.04

Net (loss) earnings
per share – diluted	$ (0.39)	$ 0.42	$ (2.40)	$ 1.01

Weighted average shares
and equivalent shares outstanding:
Basic	8,240,160	8,269,460	8,240,539	8,242,311

Diluted	8,240,160	8,438,038	8,240,539	8,447,209